CellCyte Genetics
1725 220th Street SE
Bothell, WA 98021

Tel: 425.483.6101
Fax: 425.483.6591

www.cellcyte.com

July 7, 2008.

TO:     Holders of Warrants of CellCyte Genetics Corporation issued on March 30, 2007.

           As part of the acquisition by CellCyte Genetics Corporation, the Nevada corporation ("we", "us", "our" or the "Company"), of CellCyte Genetics Corporation, the Washington corporation ("CellCyte Washington"), on March 30, 2007, pursuant to a reverse merger with our company, we confirm that the Company issued the following securities at closing, among others:

  an aggregate of 678,060 units upon settlement of $1,017,088 in principal and interest owing to certain creditors of CellCyte Washington at a deemed price of $1.50 per unit, with each unit consisting of one share of our common stock and one warrant (collectively, the "Settlement Warrants"); and

  an aggregate of 3,981,164 units at a price of $1.50 per unit pursuant to a private placement, with each unit consisting of one share of our common stock and one warrant (collectively, the "Private Placement Warrants").

           Each Settlement Warrant and Private Placement Warrant originally entitled the holder to purchase one share of our common stock at an exercise price of $3.00 per share commencing on the date of issuance and ending on September 30, 2008.

           Given the decline in the Company's share price since the issuance of the Settlement Warrants and Private Placement Warrants, we confirm that the Company has repriced the Settlement Warrants and Private Placement Warrants such that each Settlement Warrant and Private Placement Warrant is now exercisable at a price of $0.30 per share until September 30, 2008.

           A supplement to the Company's prospectus dated July 11, 2007, as filed with the United States Securities and Exchange Commission to register these securities, among others, for public resale will be filed to disclose the repricing.

Yours very truly,

/s/ Gary Reys

Gary Reys
President and Chief Executive Officer

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